Exhibit 99.1

NEWS RELEASE

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154			CONTACT:
	Investors:	Heather Kos,	708-551-2592
	Media:	Claire Regan,	708-551-2602

INGREDION ADOPTS PROXY ACCESS AMENDMENT TO BY-LAWS

WESTCHESTER, Ill., Dec. 9, 2016 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, announced today that its board of directors has amended the Company’s by-laws to include proxy access.

“The board of directors has been monitoring developments in the area of proxy access for some time. Our decision to proactively adopt this amendment reflects Ingredion’s on-going commitment to best practices in corporate governance,” explained Ilene Gordon, Ingredion Chairman, President and CEO.

The amended by-laws allow a stockholder or group of up to 20 stockholders that has maintained continuous ownership of at least three percent of Ingredion’s common stock for at least three years to include in Ingredion’s proxy materials for an annual meeting of stockholders a number of director nominees up to the greater of two directors or 20 percent of the directors, provided that the stockholder(s) and the stockholder nominees(s) satisfy the requirements specified in the amended by-laws.

Proxy access will be first available in connection with our 2018 annual meeting of stockholders.

ABOUT INGREDION

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn corn, tapioca, potatoes and other vegetables and fruits into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make yogurts creamy, candy sweet, paper stronger and face creams silky. Visit Ingredion.com to learn more.

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